Exhibit 99

COVENANT TRANSPORTATION GROUP ANNOUNCES SECOND QUARTER FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – July 23, 2014 - Covenant Transportation Group, Inc.  (NASDAQ/GS: CVTI) announced today financial and operating results for the second quarter ended June 30, 2014.

Highlights for the quarter included the following:

●	Total revenue of $173.7 million, an increase of 0.7% compared with the second quarter of 2013;
●	Freight revenue of $137.7 million (excludes revenue from fuel surcharges), an increase of 1.2% compared with the second quarter of 2013;
●	Operating income of $9.1 million and an operating ratio of 93.4%, compared with operating income of $6.4 million and an operating ratio of 95.4% in the second quarter of 2013; and
●	Net income of $3.8 million, or $0.25 per share, compared with net income of $1.9 million, or $0.13 per share in the second quarter of 2013.

Management Discussion—Asset-Based Operations
Chairman, President, and Chief Executive Officer, David R. Parker, made the following comments; “Operating results for our asset-based operations improved meaningfully as our operating ratio was 93.2% compared with 95.3% in last year’s second quarter. The quarter was characterized by robust freight volumes, customers seeking a high level of service, an ability to improve yields through lane engineering and higher rates, and strong competition for an increasingly short supply of qualified professional drivers.

“For the quarter, total revenue in our asset-based operations decreased to $160.3 million, a decrease of $1.5 million compared with the second quarter of 2013.  This decrease consisted of lower freight revenue of $1.0 million, along with lower fuel surcharge revenue of $0.5 million. The $1.0 million decrease in freight revenue related to a 7.8% decrease in our average tractor fleet, partially offset by a 6.8% increase in average freight revenue per tractor per week and a $0.9 million increase of freight revenue contributed from our refrigerated intermodal service offering. During this quarter, we experienced stabilization of our average tractor fleet with 2,569 trucks in April, 2,561 trucks in May and 2,570 trucks in June.

“Average freight revenue per tractor per week increased to $3,664 during the 2014 quarter from $3,431 during the 2013 quarter.  Average freight revenue per total mile increased by 7.6 cents per mile (or 5.2%) compared to the 2013 quarter on an approximately 8.5% increase in average length of haul. Average miles per unit increased by 1.5%. The main factors impacting the improved utilization were a 220 basis point increase in the percentage of our fleet comprised of team-driven tractors and a tighter overall freight network, partially offset by the more stringent hours of service regulations imposed in July 2013 and a slightly lower seated truck percentage. On average, approximately 4.7% of our fleet lacked drivers during the 2014 quarter compared with approximately 4.3% during the 2013 quarter.

“Operating costs continue to be pressured in several areas. Salaries, wages and related expenses increased approximately 5.3 cents per mile due to employee pay adjustments since the second quarter of 2013 and higher workers compensation expense.

“Capital costs (combined depreciation and amortization, revenue equipment rentals and interest expense) increased by approximately $1.6 million. The main factors were higher depreciation expense for more expensive tractors as we continued to invest in new, more fuel efficient equipment that also offers dependability, lower operating costs, improved safety technology, and improved driver satisfaction. These increased capital costs were partially offset by an approximately $0.8 million increase in gains on sale of revenue equipment.

“Net fuel expense improved meaningfully as a result of our capital investments, efficiency initiatives, improved fuel pricing, and favorable adjustments to fuel surcharge programs from customers. Net fuel expense was approximately 8.1 cents per company mile in the 2014 quarter compared with 13.0 cents per company mile in the 2013 quarter. Of the approximately 4.9 cents per mile improvement, approximately 2.0 cents per mile related to a combination of an approximately $0.9 million fuel tax credit related to amended fuel tax returns for the fiscal years of 2010 through 2013 and approximately $0.3 million in gains from fuel hedging transactions compared with losses of $0.3 million in the 2013 quarter. We expect to continue using fuel price hedges periodically to mitigate the potential volatility in fuel prices relating to the portion of our fuel usage that is not covered by fuel surcharges, which may result in favorable or unfavorable results in any given quarter.”

Management Discussion—Non-Asset Based Brokerage and Other Operations
Mr. Parker offered the following comments concerning Covenant Transport Solutions, Inc. (“Solutions”), the Company’s non-asset based subsidiary:  “For the quarter, Solutions’ total revenue increased 25.6%, to $13.3 million from $10.6 million in the same quarter of 2013. Operating income was approximately $565,000 for an operating ratio of 95.8%, compared with operating income of approximately $475,000 and an operating ratio of 95.5% in the second quarter of 2013. Solutions’ gross margins expanded, offset by other operating expenses increasing as a percentage of revenue. In June of 2014, we discontinued an underperforming location which is expected to reduce revenue by $2-$3 million per quarter reducing Solutions’ ability to cover its fixed overhead costs that could pressure margins in the near term. In addition, our 49% equity investment in Transport Enterprise Leasing (“TEL”) contributed approximately $0.9 million of pre-tax income in the quarter compared with $0.6 million in the second quarter of 2013.”

Cash Flow and Liquidity
Richard B. Cribbs, the Company's Senior Vice President and Chief Financial Officer, added the following comments: “At June 30, 2014, our total balance sheet debt and capital lease obligations, net of cash, were $212.2 million, our stockholders’ equity was $103.0 million, and our tangible book value was $102.8 million, or $6.88 per basic share.  At June 30, 2014, our ratio of net debt to total balance sheet capitalization was 67.3%.  At June 30, 2014, the discounted value of future obligations under off-balance sheet operating lease obligations was approximately $71.4 million, including the residual value guarantees under those leases, and we believe the value of the leased equipment was approximately equal to the present value of such lease obligations.  Since the end of 2013, the Company's balance sheet debt and capital lease obligations, net of cash, has decreased by $14.1 million, while the present value of financing provided by operating leases decreased by approximately $7.5 million. At June 30, 2014, we had approximately $35.7 million of borrowing availability under our revolving line of credit.

“In the first half of 2014, we took delivery of approximately 380 new company tractors and disposed of approximately 750 used tractors. Our current tractor fleet plan for fiscal 2014 includes the delivery of approximately 800 new company tractors and the disposal of approximately 1,250 used tractors as we reduce the number of out-of-service tractors from our fleet from the beginning of the year. We now expect the average fleet size for the 2014 year to be approximately 4%-6% below that of fiscal 2013. With a relatively young average company tractor fleet age of 1.8 years at June 30, 2014, we believe there is significant flexibility to manage our fleet, and we plan to regularly evaluate our tractor replacement cycle and new tractor purchase requirements.  We believe we have sufficient financing available from the captive finance subsidiaries of our main tractor suppliers, our revolving credit facility, and other sources to fund our expected revenue equipment purchases in 2014.”

Conference Call Information
The Company will host a live conference call tomorrow, July 24, 2014, at 10:00 a.m. Eastern time to discuss the quarter.  Individuals may access the call by dialing 800-351-4894 (U.S./Canada) and 0800-756-3333 (International), access code CTG2.  An audio replay will be available for one week following the call at 877-919-4059, access code 86098509. For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.ctgcompanies.com/investor-relations under the icon "Earnings Info."

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; and Star Transportation of Nashville, Tennessee.  In addition, Transport Enterprise Leasing, of Chattanooga, Tennessee is an integral affiliated company providing revenue equipment sales and leasing services to the trucking industry. The Company's Class A common stock is traded on the NASDAQ Global Select under the symbol, “CVTI”.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to continued investments in fuel-efficient tractors, equipment purchases and disposals, the use of fuel hedges, flexibility to manage our fleet size, the value of leased equipment versus the present value of such lease obligations, the availability of sufficient financing for equipment purchases, and expectations concerning revenue of our Solutions subsidiary are forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased insurance premiums, fluctuations in claims expenses that result from our self-insured retention amounts, including in our excess layers and in respect of claims for which we commute policy coverage, and the requirement that we pay additional premiums if there are claims in certain of those layers, differences between estimates used in establishing and adjusting claims reserves and actual results over time, adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment that impact our capital expenditures and our results generally; changes in management’s estimates of the need for new tractors and trailers; the effect of any reduction in tractor purchases on the number of tractors that will be accepted by manufacturers under tradeback arrangements; our inability to generate sufficient cash from operations and obtain financing on favorable terms to meet our significant ongoing capital requirements; our ability to maintain compliance with the provisions of our credit agreements, particularly financial covenants in our revolving credit facility; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs, decrease efficiency, or reduce the availability of drivers, including revised hours-of-service requirements for drivers and the Comprehensive Safety Analysis 2010 that implemented new driver standards and modified the methodology for determining a carrier’s DOT safety rating; the ability to reduce, or control increases in, operating costs; changes in the Company’s business strategy that require the acquisition of new businesses, and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations.    Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Richard B. Cribbs, Senior Vice President and Chief Financial Officer                                                               (423) 463-3331
Richard.Cribbs@ctgcompanies.com

For copies of Company information contact:
Kim Perry, Administrative Assistant                                                                                                                     (423) 463-3357
Kimberly.Perry@ctgcompanies.com

Covenant Transportation Group, Inc.
Key Financial and Operating Statistics

	INCOME STATEMENT DATA			INCOME STATEMENT DATA
	Three Months Ended June 30,			Six Months Ended June 30,
($000s, except per share data)	2014	2013	% Change	2014	2013	% Change
Freight revenue	$137,678	$135,991	1.2%	$263,951	$264,165	-0.1%
Fuel surcharge revenue	35,976	36,497		70,660	73,054
Total revenue	$173,654	$172,488	0.7%	$334,611	$337,219	-0.8%

Operating expenses:
Salaries, wages, and related expenses	56,141	54,800		109,015	109,874
Fuel expense	41,915	46,559		85,091	95,194
Operations and maintenance	11,533	12,522		23,564	24,383
Revenue equipment rentals and purchased transportation	27,612	26,776		52,946	49,461
Operating taxes and licenses	2,562	2,662		5,308	5,435
Insurance and claims	7,578	7,450		13,684	15,761
Communications and utilities	1,427	1,252		2,864	2,536
General supplies and expenses	4,529	4,393		8,338	8,300
Depreciation and amortization, including gains and losses on disposition of property and equipment	11,301	9,724		24,391	20,640
Total operating expenses	164,598	166,138		325,201	331,584
Operating income	9,056	6,350		9,410	5,635
Other (income) expenses:
Interest expense	2,722	2,617		5,473	5,250
Interest income	(4)	(2)		(8)	(1)
Other expenses, net	2,718	2,615		5,465	5,249
Equity in income of affiliate	850	550		1,650	1,030
Income before income taxes	7,188	4,285		5,595	1,416
Income tax expense	3,408	2,394		3,189	1,484
Net income (loss)	$3,780	$1,891		$2,406	$(68)

Basic earnings (loss) per share	$0.25	$0.13		$0.16	$(0.00)
Diluted earnings (loss) per share	$0.25	$0.13		$0.16	$(0.00)
Basic weighted average shares outstanding (000s)	14,930	14,852		14,922	14,809
Diluted weighted average shares outstanding (000s)	15,179	15,052		15,176	14,809

	Three Months Ended June 30,			Six Months Ended June 30,
	2014	2013	% Change	2014	2013	% Change
($000s)	SEGMENT REVENUES			SEGMENT REVENUES
Asset-based trucking revenues	$124,362	$125,387	-0.8%	$239,933	$246,351	-2.6%
Covenant Transport Solutions non-asset based revenues	13,316	10,604	25.6%	24,018	17,814	34.8%
Freight revenue	$137,678	$135,991	1.2%	$263,951	$264,165	-0.1%

	OPERATING STATISTICS			OPERATING STATISTICS
Average freight revenue per loaded mile	$1.702	$1.642	3.7%	$1.683	$1.615	4.2%
Average freight revenue per total mile	$1.536	$1.460	5.2%	$1.518	$1.456	4.2%
Average freight revenue per tractor per week	$3,664	$3,431	6.8%	$3,499	$3,357	4.2%
Average miles per tractor per period	31,002	30,549	1.5%	59,615	59,615	0.0%
Weighted avg. tractors for period	2,566	2,784	-7.8%	2,609	2,815	-7.3%
Tractors at end of period	2,564	2,796	-8.3%	2,564	2,796	-8.3%
Trailers at end of period	6,918	6,701	3.2%	6,918	6,701	3.2%
	SELECTED BALANCE SHEET DATA
($000s, except per share data)	6/30/2014	12/31/2013
Total assets	$471,886	$466,422
Total stockholders' equity	$103,044	$100,360
Total balance sheet debt, net of cash	$212,151	$226,216
Net Debt to Capitalization Ratio	67.3%	69.3%
Tangible book value per basic share	$6.88	$6.78

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